Exhibit J

ESCROW AGREEMENT

This ESCROW AGREEMENT (this “Agreement”) is made as of September 18, 2007, by and among Universal American Financial Corp., a New York corporation (“Parent”), MH Acquisition I Corp., a Delaware corporation and wholly owned subsidiary of Parent (the “Delaware Corp. Merger Sub”), MH Acquisition II LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (the “Delaware LLC Merger Sub” and, together with the Delaware Corp. Merger Sub, collectively, the “Merger Subs”), MHRx LLC, a Delaware limited liability company (“MHRx”), MemberHealth, Inc., an Ohio corporation and wholly owned subsidiary of MHRx (the “Company”), Welsh, Carson, Anderson & Stowe IX, L.P., a Delaware limited partnership, as the “Shareholder Representative” referred to in the Merger Agreement (as defined below) (the “Shareholder Representative”; Parent, the Merger Subs, MHRx, the Company and the Shareholder Representative are herein collectively referred to as the “Merger Agreement Parties”), Lee-Universal Holdings, LLC (“Lee”), Welsh, Carson, Anderson & Stowe X, L.P. (“WCAS X”), Union Square Universal Partners, L.P. (“Union Square”), Perry Partners, L.P., Perry Partners International, Inc., Perry Private Opportunities Fund, L.P. and Perry Private Opportunities Offshore Fund, L.P. (the afore-named Perry entities are referred to herein collectively as “Perry”; Parent, Lee, WCAS X, Union Square and Perry are herein collectively referred to as the “SPA Parties” and Lee, WCAS X, Union Square and Perry are herein collectively referred to as the “SPA Investors”), Bank of America, N.A., in its capacity as administrative agent (the “Administrative Agent”) for itself and certain other lenders under the Credit Agreement dated as of the date hereof among Parent, the Administrative Agent and the other lenders and agents from time to time party thereto (the “Credit Agreement”), and The Bank of New York, a New York banking corporation, as escrow agent (the “Escrow Agent”).

Recitals

WHEREAS, the Merger Agreement Parties have entered into that certain Agreement and Plan of Merger and Reorganization dated as of May 7, 2007 (as the same may be amended from time to time, the “Merger Agreement”);

WHEREAS, the SPA Parties have entered into that certain Securities Purchase Agreement dated as of May 7, 2007 (as the same may be amended from time to time, the “Securities Purchase Agreement”);

WHEREAS, the parties hereto desire to establish an escrow mechanism for certain funds, certificates and documents; and

WHEREAS, the parties hereto desire to appoint the Escrow Agent to act as escrow agent in the manner hereinafter set forth and the Escrow Agent is willing to act in such capacity;

Agreement

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Appointment of Agent. The parties hereto hereby appoint the Escrow Agent as their agent to hold in escrow the Escrow Items (as defined below), and to administer the disposition of the Escrow Items, in accordance with the terms of this Agreement, and the Escrow Agent hereby accepts such appointment.

2.	Establishment of the Escrow Accounts.

(a)       Concurrent with the execution and delivery of this Agreement, (i) the Merger Agreement Parties are herewith delivering to the Escrow Agent duly executed originals or copies of the documents described on Schedule I hereto (the “Merger Escrow Documents”); (ii) MHRx is delivering duly executed original certificates representing all of the outstanding shares of common stock of the Company (the “Company Escrow Shares”); (iii) Parent is delivering duly executed original certificates representing the initial stock merger consideration to be issued under the Merger Agreement (which shares are registered in the names of the persons and in the amounts listed on Schedule VII hereto) (collectively, the “Merger Consideration Escrow Shares”); and (iv) the Merger Subs and the Company are delivering duly executed originals or copies of the certificates of merger to be filed pursuant to the Merger Agreement (the “Certificates of Merger”).

(b)       Concurrent with the execution and delivery of this Agreement, (i) the SPA Parties are herewith delivering to the Escrow Agent duly executed originals or copies of the documents described on Schedule II hereto (the “Securities Purchase Agreement Escrow Documents” and together with the Merger Escrow Documents, the “Escrow Documents”); (ii) each of the SPA Investors (or their co-investors) are delivering to the Escrow Agent cash in the amount set forth opposite its name on Schedule III hereto (the “SPA Cash”); and (iii) Parent is delivering duly executed original certificates representing the shares of Parent preferred stock (the “Convertible Shares”) being purchased by the SPA Investors (and their co-investors) under the Securities Purchase Agreement, which shares are registered in the names of the persons, and in the amounts listed on Schedule IV hereto (collectively, the “SPA Escrow Shares” and, together with the Merger Consideration Escrow Shares and the Company Escrow Shares, the “Escrow Shares”).

(c)       Concurrent with the execution and delivery of this Agreement, Parent is borrowing under the Credit Agreement and, at the request of Parent, the Administrative Agent is depositing with the Escrow Agent cash in the aggregate amount of $257,399,174.16 (the “Borrowed Cash”), of which $96,500,000 is referred to herein as the “Merger Consideration Cash” and $160,899,174.16 is referred to herein as the “Surplus Cash” (such Borrowed Cash, together with the SPA Cash, in each case, exclusive of any and all interest, profits and other income thereon, from time to time held by the Escrow Agent pursuant to the terms hereof, the “Escrow Cash”). For the avoidance of doubt, it is acknowledged and agreed that Parent shall be the owner of the Borrowed Cash and the SPA Investors and their co-investors (as set forth on Schedule III) shall be the owners of the SPA Cash until the Escrow Release Date.

(d)       The Escrow Documents, the Escrow Cash, the Escrow Shares and the Certificates of Merger are referred to collectively herein as the “Escrow Items”). The Escrow Agent hereby agrees to hold and invest the Escrow Cash in two separate accounts (the “Cash Escrow Accounts”) as provided in this Agreement. One Cash Escrow Account shall hold the Surplus Cash and the other Cash Escrow Account shall hold the Merger Consideration Cash and the SPA Cash. The Escrow Agent hereby agrees to hold the Escrow Documents, the Escrow Shares and the Certificates of Merger in a separate account (the “Non-Cash Escrow Account” and together with the Cash Escrow Accounts, the “Escrow Accounts”). The purpose of each Escrow Account is to hold in escrow the Escrow Items pending the consummation of the transactions contemplated by the Merger Agreement and the Securities Purchase Agreement.

(e)       Any shares of Parent’s or the Company’s equity securities (including shares issued upon a stock split, stock dividend or other similar event) (“New Shares”) issued or distributed by Parent or the Company in respect of the Escrow Shares as well as any other dividends or distributions on the Escrow Shares shall be added to the Non-Cash Escrow Account or Cash Escrow Account, as the case may be.

(f)        Neither the parties in whose names the SPA Escrow Shares or Merger Consideration Escrow Shares are registered nor any other party hereto shall have the ability to vote or direct the voting of the SPA Escrow Shares or Merger Consideration Escrow Shares contributed to the Non-Cash Escrow Account (and on any New Shares issued in respect thereof) so long as such shares are held in the Non-Cash Escrow Account and neither the parties in whose names such SPA Escrow Shares or Merger Consideration Escrow Shares are registered nor any other party hereto shall be entitled to direct the disposition of any such shares in the event of any tender offer or exchange offer made in respect of such Escrow Shares (provided that the proceeds thereof shall be added to the Escrow Items and held in the Escrow Accounts as part thereof) so long as such shares are held in the Non-Cash Escrow Account.

3.      No Interest in the Escrow Accounts or Escrow Items. The Escrow Agent does not own or have any interest in the Escrow Accounts or the Escrow Items but is serving as escrow holder, having only possession thereof and agreeing to hold and distribute the Escrow Items in accordance with the terms and conditions hereinafter set forth.

4.	Investment of Escrow Cash.

(a)       If the Escrow Agent will have received specific written investment instruction from MHRx (which instructions will include instruction as to term to maturity, if applicable), on a timely basis, the Escrow Agent will invest the Merger Consideration Cash and the SPA Cash in any combination of the following investments; provided, however, that the Escrow Agent will not invest the Merger Consideration Cash or the SPA Cash in any way in which either the Merger Consideration Cash or the SPA Cash would not be available for distribution upon the Escrow Release Date:

(i)	marketable obligations of, or fully and directly guaranteed by, the United States, which obligations have a maturity of not more than ninety (90) days;
(ii)	money market funds registered under the Investment Company Act of 1940, as amended from time to time, the portfolios of which are limited to Government Securities (as defined therein); or
(iii)

such other investments as MHRx may authorize the Escrow Agent to make from time to time; provided, however, that such investments are rated at least “AA” or higher by at least one nationally recognized rating agency, or, if such investments are in short term commercial paper, are rated at least “A1” or “P1” by such an agency.

Absent its timely receipt of such specific written investment instruction from MHRx, the Escrow Agent will invest all of the Merger Consideration Cash and the SPA Cash as provided on Part A of Schedule VIII until such investment instruction is received.

(b)       If the Escrow Agent will have received specific written investment instruction from Parent (which instructions will include instruction as to term to maturity, if applicable), on a timely basis, the Escrow Agent will invest the Surplus Cash in any combination of the following investments; provided, however, that the Escrow Agent will not invest the Surplus Cash in any way in which the Surplus Cash would not be available for distribution upon the Escrow Release Date:

(i)	marketable obligations of, or fully and directly guaranteed by, the United States, which obligations have a maturity of not more than ninety (90) days;
(ii)	money market funds registered under the Investment Company Act of 1940, as amended from time to time, the portfolios of which are limited to Government Securities (as defined therein); or
(iii)

such other investments as Parent may authorize the Escrow Agent to make from time to time; provided, however, that such investments are rated at least “AA” or higher by at least one nationally recognized rating agency, or, if such investments are in short term commercial paper, are rated at least “A1” or “P1” by such an agency.

Absent its timely receipt of such specific written investment instruction from Parent, the Escrow Agent will invest all of the Surplus Cash as provided on Part B of Schedule VIII until such investment instruction is received.

5.      Disposition of Escrow Items. The Escrow Agent will hold the Escrow Items in its possession in the Escrow Accounts until authorized hereunder to deliver such Escrow Items as follows:

(a)          On October 15, 2007, or on an earlier date in the month of October, 2007 which is specified in a certificate signed by each of Parent and MHRx (the “Escrow Release Certificate”) and is received by the Escrow Agent prior to October 15, 2007, the Escrow Agent will promptly deliver and release the Escrow Items as follows (the date of the following distributions shall be known as the “Escrow Release Date”); provided, however, that any Escrow Release Certificate delivered to the Escrow Agent must be delivered by 5:00 PM (New York City time) at least one day prior to any proposed Escrow Release Date occurring earlier than October 15, 2007:

(i)

By no later than 9:00 AM (New York City time) on the Escrow Release Date, the Escrow Agent shall deliver each of the Escrow Documents to the Closing Room (as defined below) and distribute each such Escrow Document to the party or parties whose names are set forth opposite the description of such Escrow Document on Schedule I and/or Schedule II, as applicable;

(ii)

As promptly as possible on the Escrow Release Date, the Escrow Agent shall distribute the Escrow Cash by wire transfer of immediately available funds to the persons and accounts provided on Schedule VI;

(iii)

Concurrently with the distribution of the Escrow Documents on the Escrow Release Date, the Escrow Agent shall distribute the Merger Consideration Escrow Shares listed under the heading “MHRx Distributed Shares” on Schedule VII to the Closing Room, care of MHRx. MHRx shall further distribute such Merger Consideration Escrow Shares to its members. Furthermore, the Escrow Agent shall distribute the Merger Consideration Escrow Shares listed under the heading “Escrow Agent Shares” on Schedule VII to The Bank of New York, as escrow agent under the Escrow Agreement, dated September 17, 2007, by and among WCAS IX, as the “Shareholder Representative” referred to in the Merger Agreement, Parent and The Bank of New York, as escrow agent;

(iv)	Concurrently with the distribution of the Escrow Documents on the Escrow Release Date, the Escrow Agent shall distribute the SPA Escrow Shares to the SPA Investors as provided on Schedule IV;
(v)	Concurrently with the distribution of the Escrow Documents on the Escrow Release Date, the Escrow Agent shall deliver the Company Escrow Shares to Parent; and
(vi)

Concurrently with the distribution of the Escrow Documents on the Escrow Release Date, the Escrow Agent shall deliver the Certificates of Merger to counsel for Parent (Dechert LLP) and the Company (Squire, Sanders & Dempsey LLP) and Parent and the

Company shall cause such counsel to (A) file on the Escrow Release Date the Certificate of Merger relating to the merger of the Delaware Corp. Merger Sub with and into the Company (the “First Merger”) with the Secretary of State of Ohio and the Secretary of State of Delaware and (B) immediately following the Effective Time of the First Merger, file on the Escrow Release Date the Certificate of Merger relating to the merger of the surviving corporation of the First Merger with and into the Delaware LLC Merger Sub with the Secretary of State of Ohio and the Secretary of State of Delaware. If it is not possible to complete such filings as a result of any of any of such certificates not being in proper form for filing, Parent and MHRx shall promptly provide substitute Certificates of Merger that are consistent with the terms of the Merger Agreement and in proper form for filing to such counsel and cause such counsel to promptly file such substitute Certificates of Merger with such offices.

As used above the term “Closing Room” means a room to be located at the offices of Ropes & Gray LLP, 1211 Avenue of the Americas, New York, New York or Dechert LLP, 30 Rockefeller Plaza, New York, New York, which is specifically identified in writing to the Escrow Agent prior to the Escrow Release Date. In connection with the release and delivery of all documentation and certificates on the Escrow Release Date as herein contemplated, the Escrow Agent shall be entitled to receive and rely on joint written instructions of Parent and MHRx identifying the appropriate representatives of the various persons entitled to take possession of such documentation and certificates and to retain such documentation and certificates in its possession until satisfactory instructions are received. If any person entitled to receive documentation or certificates on the Escrow Release Date is not represented in person at the Closing Room by counsel or other representatives so identified by Parent and MHRx, Parent and MHRx shall provide joint written instructions to the Escrow Agent directing the Escrow Agent to deliver such items to such persons via deposit with a nationally recognized overnight courier on the Escrow Release Date. In the event that any Closing Items remain undistributed as of the close of business on the Escrow Release Date the Escrow Agent shall be required to deliver those Closing Items into the joint custody of Parent and MHRx and Parent and MHRx shall promptly deliver such items to the appropriate parties as provided above.

(b)          All interest or other income received on investment and reinvestment of the Merger Consideration Cash and SPA Cash will be held separate and apart from the Escrow Cash and, subject to Section 5(c) below, be delivered to MHRx on the Escrow Release Date. All interest or other income received on investment and reinvestment of the Surplus Cash will be held separate and apart from the Escrow Cash and, subject to Section 5(c) below, be delivered to Parent on the Escrow Release Date.

(c)          Notwithstanding anything to the contrary contained herein, if Parent or the Administrative Agent provides to the Escrow Agent a written notice

(a “Bankruptcy Notice”) informing the Escrow Agent that a case under the Bankruptcy Reform Act of 1978 has been commenced by or against Parent, and not withdrawn, stayed or dismissed before the Escrow Release Date, the Escrow Agent shall release the Escrow Items as follows:

(i)

The Escrow Documents shall be of no force or effect, and shall be returned to the parties which delivered such Escrow Documents to the Escrow Agent pursuant to Sections 2(a) and (b) or destroyed, in either case, pursuant to joint written instructions provided by Parent and MHRx to the Escrow Agent (it being agreed that the Escrow Agent shall be entitled to retain the Escrow Documents pending receipt of such instructions and, if no such instructions have been received by it prior to the 180th day following the delivery of such Bankruptcy Notice, to destroy such documents);

(ii)

The Escrow Cash shall be distributed by means of wire transfer of immediately available funds to the accounts set forth on Schedule IX to the applicable parties which delivered such Escrow Cash to the Escrow Agent pursuant to Sections 2(b) and(c) (it being understood that all interest, profits and other income earned on the SPA Cash shall be added to the SPA Cash being returned to the SPA Investors and their co-investors and distributed pro rata to them based on the amounts they contributed as set forth on Schedule III and all interest, profits and other income earned on the Borrowed Cash shall be added to the Borrowed Cash and be returned to the Administrative Agent);

(iii)

The Escrow Shares shall be returned to Parent by overnight courier service to its address set forth below; provided, however, that the Company Escrow Shares shall be returned to MHRx by overnight courier service to its address set forth below; and

(iv)	The Certificates of Merger shall be of no force or effect, and shall be returned to MHRx by overnight courier service to its address set forth below.

6.      Monthly Statement. The Escrow Agent will provide the parties hereto with a monthly account statement for each Escrow Account.

7.	Escrow Agent.

(a)          The Escrow Agent will have no duties or responsibilities except those expressly set forth herein. Except for this Escrow Agreement, the Escrow Agent is not a party to, or bound by, any agreement that may be required under, evidenced by, or arise out of the Merger Agreement or the Securities Purchase Agreement.

(b)          If the Escrow Agent will be uncertain as to its duties or rights hereunder or will receive instructions from any of the undersigned with respect to the Escrow Accounts, that, in its opinion, are in conflict with any of the provisions of this Escrow Agreement, it will be entitled to refrain from taking any action until it will be directed otherwise in writing collectively by the parties hereto or by a final nonappealable order of a court of competent jurisdiction.

(c)          The Escrow Agent will not be liable for any error or judgment or for any act done or step taken or omitted by it in good faith or for any mistake of fact or law, or for anything that it may do or refrain from doing in connection herewith, except its own bad faith, gross negligence or willful misconduct, and the Escrow Agent will have no duties to anyone except the parties hereto.

(d)          The Escrow Agent may consult legal counsel in the event of any dispute or question as to the construction of this Escrow Agreement, or the Escrow Agent’s duties hereunder, and the Escrow Agent will incur no liability and will be fully protected with respect to any action taken or omitted in good faith in accordance with the opinion and instructions of such counsel.

(e)          In the event of any disagreement between the undersigned or any of them, and/or any other person, resulting in adverse claims and demands being made in connection with or for the Escrow Items, the Escrow Agent will be entitled at its option to refuse to comply with any such claim or demand, so long as such disagreement will continue, and in so doing the Escrow Agent will not be or become liable for damages or interest to the undersigned or any of them or to any person named herein for its failure or refusal to comply with such conflicting or adverse demands. The Escrow Agent will be entitled to continue so to refrain and refuse so to act until all differences with respect thereto will have been resolved by agreement of the parties hereto and the Escrow Agent will have been notified thereof in writing signed by the parties hereto. In the event of such disagreement that continues for sixty (60) days or more, the Escrow Agent in its discretion may file a suit in interpleader for the purpose of having the respective rights of the claimants adjudicated, if the Escrow Agent determines such action to be appropriate under the circumstances, and may deposit with the court all documents and property held hereunder. Parent agrees to pay all reasonable out-of-pocket costs and expenses incurred by the Escrow Agent in such action, including reasonable attorney’s fees.

(f)           The Parent shall be liable for and shall reimburse and indemnify Escrow Agent and hold Escrow Agent harmless from and against any and all claims, losses, liabilities, costs, damages or expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) arising from or in connection with or related to this Escrow Agreement or being Escrow Agent hereunder (including but not limited to Losses incurred by Escrow Agent in connection with its successful defense, in whole or in part, of any claim of gross negligence or willful misconduct on its part), provided, however, that nothing contained herein shall require Escrow Agent to be indemnified for Losses caused by its gross negligence or willful misconduct. Such indemnification (i) will be borne by Parent and (ii) will survive termination of this Escrow Agreement and resignation or removal of the Escrow Agent until extinguished by any applicable statute of limitations.

(g)          The Escrow Agent does not own or have any interest in the Escrow Accounts or in the Escrow Items deposited hereunder but is serving as escrow holder only and having only possession thereof and agreeing to hold and distribute the Escrow Items in accordance with the terms and conditions of this Agreement. This paragraph will survive notwithstanding any termination of this Escrow Agreement or the resignation or removal of the Escrow Agent.

(h)          The Escrow Agent (and any successor Escrow Agent) may at any time resign as such by delivering the Escrow Items to (i) any banking corporation or trust company organized under the laws of the United States or of any state that is jointly designated by the other parties hereto in writing as successor escrow agent and consents in writing to act as successor escrow agent or (ii) any court of competent jurisdiction; whereupon the Escrow Agent will be discharged of and from any and all further obligations arising in connection with this Escrow Agreement. The resignation of the Escrow Agent will take effect on the earlier of (x) the appointment of a successor escrow agent by designation by the other parties hereto and delivery of the Escrow Items to such successor escrow agent (or delivery of the Escrow Items to any court of competent jurisdiction) or (y) the day that is sixty (60) days after the date of delivery of its written notice of resignation to the other parties. If at that time the Escrow Agent has not received a designation of a successor Escrow Agent, the Escrow Agent’s sole responsibility after that time will be to safekeep the Escrow Items until receipt of a designation of successor Escrow Agent, or a joint written instruction as to disposition of the Escrow Items by the other parties, or a final order of a court of competent jurisdiction mandating disposition of the Escrow Items.

(i)           The Escrow Agent hereby accepts its appointment and agrees to act as escrow agent under the terms and conditions of this Escrow Agreement and acknowledges receipt of the Escrow Items. Parent will pay to the Escrow Agent as payment in full for its services hereunder the Escrow Agent’s compensation set forth in Schedule V hereto. Parent further agree to reimburse the Escrow Agent for all reasonable out-of-pocket expenses, disbursements and advances incurred or made by the Escrow Agent in the performance of its duties hereunder (including reasonable fees, and out-of-pocket expenses and disbursements, of its counsel).

8.      Tax Provisions; Other Deliverables. For all income tax purposes, including tax reporting purposes, the person to whom the Escrow Items are delivered pursuant to Section 5 hereof will be treated as the owners of the income on the Escrow Items and all interest earned from the investment of the Escrow Items, or any portion thereof, will be allocable to such person. The parties hereto receiving Escrow Shares or Escrow Cash shall provide (and MHRx hereby agrees to use its reasonable best efforts to cause the persons receiving Merger Consideration Cash and Merger Consideration Escrow Shares to provide) the Escrow Agent a

Form W-9, a substitute Form W-9 or a Form W-8BEN for each such person upon or promptly following the execution and delivery of this Agreement. In addition, on the date hereof, each of Parent and MHRx agrees to provide the Escrow Agent with an incumbency certificate for such person setting forth the name, title and signature of each person permitted to authorize documents on their behalf pursuant to this Agreement.

9.      Notices. All notices, requests, demands, claims and other communications required or permitted hereunder will be in writing and will be sent by facsimile, nationally recognized overnight courier, registered mail or certified mail. Any notice, request, demand, claim, or other communication required or permitted hereunder will be deemed duly given, as applicable, (a) when so delivered by facsimile, (b) one (1) Business Day following the date sent when sent by overnight delivery or (c) five (5) Business Days following the date mailed when mailed by registered or certified mail return receipt requested and postage prepaid to the following address:

(i)	If to Parent or either of the Merger Subs to:

Universal American Financial Corp.

6 International Drive

Rye Brook, New York 10573-1068

Attention: Mitchell Stier, Esq.

Telephone: (914) 934-5200

Facsimile: (914) 934-0700

with a required copy to (which shall not constitute notice):

Dechert LLP

30 Rockefeller Plaza

New York, New York 10112

Attention: Gerald Adler, Esq.

Telephone: (212) 698-3679

Facsimile: (212) 698-3599

(ii)	If to MHRx, the Company or the Shareholder Representative, to:

c/o Welsh, Carson, Anderson & Stowe

320 Park Avenue, Suite 2500

New York, New York 10022-6815

Telephone number: (212) 893-9500

Facsimile number: (212) 893-9583

Attention: Sean M. Traynor

with a required copy to (which shall not constitute notice):

Ropes & Gray LLP

1211 Avenue of the Americas

New York, New York 10036

Telephone Number: (212) 596-9000

Facsimile Number: (212) 598-9090

Attn: Othon A. Prounis, Esq. and Christopher W. Rile, Esq.

(iii)	If to the Escrow Agent, to:

The Bank of New York

101 Barclay Street – 8th Floor East

New York, New York 10286

Telephone Number: (212) 815-3217

Facsimile Number: (212) 815-5875

Attention: Thomas O. Hacker

(iv)	If to WCAS X, to:

Welsh, Carson, Anderson & Stowe

320 Park Avenue, Suite 2500

New York, New York 10022-6815

Telephone number: (212) 893-9500

Facsimile number: (212) 893-9583

Attention: Sean M. Traynor

with required copies (which shall not constitute notice) to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, New York 10036

Telephone number: (212) 596-9000

Facsimile number: (212) 596-9090

Attention: Othon A. Prounis, Esq. and Christopher W. Rile, Esq.

- and-

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Telephone number: (212) 310-8000

Facsimile number: (212) 310-8007

Attention: Malcolm Landau, Esq.

(v)	If to Lee:

Lee Equity Partners

767 Fifth Avenue

New York, New York 10153

Telephone number: (212) 888-1500

Facsimile number: (212) 888-6388

Attention: Mark Gormley/Benjamin Hochberg

with required copies (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Telephone number: (212) 310-8000

Facsimile number: (212) 310-8007

Attention: Malcolm Landau, Esq.

(vi)	If to Perry:

Perry Capital, LLC

767 Fifth Avenue

New York, New York 10153

Telephone number: (212) 583-4000

Facsimile number: (212) 583-4146

Attention: Michael C. Neus

with required copies (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP

825 Eighth Avenue

New York, New York 10019-7475

Telephone number: (212) 474-1000

Facsimile number: (212) 474-3700

Attention: Mark Greene, Esq.

- and -

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Telephone number: (212) 310-8000

Facsimile number: (212) 310-8007

Attention: Malcolm Landau, Esq.

(vii)	If to Union Square:

Union Square Partners

230 Park Avenue South, 11th floor

New York, New York 10003

Telephone number: (212) 965-2400

Facsimile number: (212) 343-5206

Attention: Bob Spass/Eric Leathers

with required copies (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Telephone number: (212) 310-8000

Facsimile number: (212) 310-8007

Attention: Malcolm Landau, Esq.

(viii)	If to the Administrative Agent:

Bank of America, N.A.

100 North Tryon Street

NCI-007-17-15

Charlotte, North Carolina 28255

Attention: Alysa Trakas

10.    Termination. This Agreement will automatically terminate upon the final distribution of the Escrow Items in accordance with the terms hereof.

11.    Successors and Assigns; No Third Party Beneficiaries. This Agreement will be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties, provided that no rights or obligations arising under this Agreement may be assigned by any party without the prior written consent of the other parties and any purported assignment without such consent shall be of no force or effect. This Agreement shall be for the sole benefit of the parties to this Agreement and their respective heirs, successors, permitted assigns and legal representatives and is not intended, nor shall be construed, to give any person, other than the parties hereto and their respective heirs, successors, permitted assigns and legal representatives, any legal or equitable right, remedy or claim hereunder.

12.    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or under public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

13.    Entire Agreement. This Agreement, together with any documents, instruments and certificates explicitly referred to herein, constitutes the entire agreement among the parties and supersedes any and all prior communications, agreements and understandings, written and oral, with respect to the subject matter hereof.

14.    Amendments. This Agreement may not be amended or modified at any time except by a written instrument executed by each of the parties hereto and the Escrow Agent (or any successor escrow agent designated in accordance with the provisions of Section 7 above).

15.    Waiver. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. No waiver by any party will be effective unless such waiver is specifically contained in a writing signed by such waiving party.

16.    Headings. The headings contained in this Agreement are inserted only for reference as a matter of convenience and in no way define, limit, or describe the scope or intent of this Agreement, and will not affect in any way the meaning or interpretation of this Agreement.

17.    Governing Law. This Agreement, and all claims arising in whole or in part out of, related to, based upon, or in connection herewith or the subject matter hereof will be governed by and construed in accordance with the domestic substantive laws of the State of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

18.    Jurisdiction and Venue; Waiver of Jury Trial. Each of the parties submits to the exclusive jurisdiction of any state or federal court sitting in New York, New York, in any action or proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the action or proceeding may be heard and determined in any such court and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Each party agrees that service of summons and complaint or any other process that might be served in any action or proceeding may be made on such party by sending or delivering a copy of the process to the party to be served at the address of the party and in the manner provided for the giving of notices in Section 9. Nothing in this Section 18, however, shall affect the right of any party to serve legal process in any other manner permitted by law. Each party agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

19.    Force Majeure. No party to this Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Escrow Agreement because of, acts of God, fire, floods, strikes, equipment or transmission failure, or other causes reasonably beyond its control.

20.    Counterparts. This Agreement may be executed in any number of counterparts, and by the different parties hereto in separate counterparts, each of which will be deemed an original for all purposes and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by electronic means, such as facsimile or portable document format, shall be as effective as delivery of a manually executed counterpart of this Agreement.

[The remainder of this page is intentionally left blank. Signatures follow.]

IN WITNESS WHEREOF, the undersigned have executed this Escrow Agreement as of the date first above written.

THE ESCROW AGENT:

THE BANK OF NEW YORK
By:	/s/ Thomas Hacker
Name: Thomas Hacker Title: Vice President
UNIVERSAL AMERICAN FINANCIAL CORP.
By:	/s/ Robert A. Waegelein
Name: Robert A. Waegelein Title: Executive Vice President and Chief Financial Officer
WELSH, CARSON, ANDERSON & STOWE IX, L.P., as Shareholder Representative
By: WCAS IX ASSOCIATES LLC, its General Partner
By:	/s/ Sean M. Traynor
Name: Sean M. Traynor Title: Managing Member
MH ACQUISITION I CORP.
By:	/s/ Robert A. Waegelein
Name: Robert A. Waegelein Title: Executive Vice President and Chief Financial Officer

MH ACQUISITION II LLC
By:	/s/ Robert A. Waegelein
Name: Robert A. Waegelein Title: President
MEMBERHEALTH, INC.
By:	/s/ Charles E. Hallberg
Name: Charles E. Hallberg Title: Chief Executive Officer
MHRx LLC
By:	/s/ Sean M. Traynor
Name: Sean M. Traynor Title: Member
LEE-UNIVERSAL HOLDINGS, LLC
By:	/s/ Joseph B. Rotberg
Name: Joseph B. Rotberg Title: CFO
WELSH, CARSON, ANDERSON & STOWE, X L.P.
By: WCAS X ASSOCIATES LLC, its General Partner
By:	/s/ Sean M. Traynor
Name: Sean M. Traynor Title: Managing Member

UNION SQUARE UNIVERSAL PARTNERS, L.P.
By: Union Square Universal GP, LLC, its General Partner
By:	/s/ Craig Fisher
Name: Craig Fisher Title: Authorized Signatory
PERRY PARTNERS, L.P.,
By: Perry Corp., its General Partner
By:	/s/ Michael C. Neus
Name: Michael C. Neus Title: General Counsel
PERRY PARTNERS INTERNATIONAL, INC.,
By: Perry Corp., its Investment Manager
By:	/s/ Michael C. Neus
Name: Michael C. Neus Title: General Counsel

PERRY PRIVATE OPPORTUNITIES OFFSHORE FUND, L.P.
By: PERRY PRIVATE OPPORTUNITIES OFFSHORE FUND (CAYMAN) GP, L.L.C., its General Partner,
By: PERRY CORP., its Managing Member
By:	/s/ Michael C. Neus
Name: Michael C. Neus Title: General Counsel
PERRY PRIVATE OPPORTUNITIES FUND, L.P.
By: PERRY PRIVATE OPPORTUNITIES FUND GP, L.L.C., its General Partner,
By: PERRY CORP., its Managing Member
By:	/s/ Michael C. Neus
Name: Michael C. Neus Title: General Counsel

BANK OF AMERICA, N.A., as Administrative Agent
By:	/s/ Aamir Saleem
Name: Aamir Saleem Title: Vice President